THE DIAL CORPORATION SUPPLEMENTAL PENSION PLAN

1.    PURPOSE

          The purpose of The Dial Corporation Supplemental Pension Plan (hereinafter referred to as the "Plan") is to provide deferred compensation to Eligible Employees (as defined in paragraph 2) on and after August 15, 1996. It is the intention of The Dial Corporation (hereinafter called the "Company") that Eligible Employees are those employees designated by the Company, or the Chief Executive Officer of the Company, pursuant to paragraph 2, from a select group of management or highly-compensated employees of the Company, or any of its subsidiaries or affiliates (hereinafter referred to as "Subsidiaries") and that the Plan continue to be eligible for exemptions under Parts 1, 2, 3 and 4 of Title 1 of ERISA and the U.S. Department of Labor regulations. It also is the intention of the Company that the Plan be unfunded, that any Eligible Employee's rights under the Plan are those of a general creditor only, and that there be no elections with respect to any benefits under the plan by Eligible Employees. Subject to rights and benefits expressly fixed by the terms hereof, the Company also intends that the Plan may be amended or terminated and that benefits may be reduced or eliminated as the Board of Directors of the Company determines from time to time and that individuals' rights may be altered.

Pursuant to the terms and provisions of a Distribution Agreement between the Company, ViadCorp (formerly The Dial Corp) ("Viad") and Exhibitgroup/Giltspur Inc., the Company is obligated to assume all liabilities and obligations whatsoever in connection with claims under The Dial Corp Supplemental Pension Plan (the "Prior Plan") in respect of any individual who is classified as a "Consumer Products Individual" pursuant to the terms and provisions of the Distribution Agreement and Viad ceases to have any such liability or
obligation.    In  order  to  effectuate  the  terms  and  provisions  of  the
Distribution Agreement, each Consumer Products Individual (as such term is defined in the Distribution Agreement) shall be entitled to receive a benefit from this Plan in the amount that such individual was entitled to receive from the Prior Plan. In addition, each Consumer Products Individual shall be granted credit under this Plan for the term of service and benefits credited to such Individual, as of August 15, 1996, under the Prior Plan as if such service had been rendered to the Company and as if such benefit had originally been credited to such Individual under this Plan.

2.      PARTICIPATION
          An employee of the Company (or any of its Subsidiaries) may become eligible to participate in the Plan (referred to herein as "Eligible Employee") when approved by the Board of Directors of the Company (or a committee thereof), or by the Chief Executive Officer of the Company, as specifically designated in each Schedule of Benefits (which is attached hereto, and by this reference made a part hereof). A list of Eligible
Employees with respect to each Schedule of Benefits is correspondingly denominated and attached as an exhibit to the Plan (referred to herein as "Exhibit") and each such Exhibit shall be periodically updated. Participants in this Plan may also participant in The Dial Corporation Retirement Income Plan ( hereinafter referred to as the "Qualified Plan").

3.    FUNDING
     No fund shall be established to provide for payment of benefits under the Plan. No trust, other than one which will not cause the Plan to be "funded" under current Internal Revenue Service and U.S. Department of Labor regulations and rulings, shall be created. Any rights of an Eligible Employee or any other person claiming by or through him or her shall be those of a general creditor of the Company only. The Company may create book reserves or take such other steps as it deems appropriate to provide for its expected liabilities under the Plan.

4.      CATEGORIES  OF  BENEFIT  PAYMENTS  TO  ELIGIBLE  EMPLOYEES
    Benefits shall be payable by the Company in accordance with the terms and conditions of the Plan and as described in each Schedule of Benefits to the Eligible Employees described in each such Schedule of Benefits and its corresponding Exhibit.

5.    RETIREMENT  BENEFIT
     Except as otherwise expressly provided in the Plan or in a Schedule of Benefits, the Plan shall make monthly payments to an Eligible Employee at the same time such Eligible Employee receives or would be deemed to receive under any Schedule of Benefits his or her pension benefits under the Qualified Plan or any other pension plan(s) sponsored by the Company, or any of its Subsidiaries, (herein, and in any Schedule of Benefits, referred to for the purposes of the Plan as "the time of his or her retirement"), but in no event shall monthly payments begin before such Eligible Employee has attained the age of 55 and has actually left the employ of the Company or its Subsidiaries.
 Unless otherwise expressly stated in a Schedule of Benefits, such monthly payments shall be equal to the amount by which the sum of the monthly pension benefits payable to the Eligible Employee from the Qualified Plan and any and all other pension plans qualified under Internal Revenue Code 401 and sponsored by the Company or any of its Subsidiaries, other than this Plan and a plan qualified under Internal Revenue Service Code 401(k), (hereinafter called "Pension Plans"), is less than the aggregate amount(s) determined under the applicable Schedule(s) of Benefits. In making this determination, the amount(s) from such Pension Plan(s) shall be determined prior to the election of any payment options (such as joint and survivor elections). In addition, when an Eligible Employee is a participant in more than one Pension Plan and benefits under any one of such Pension Plans are not available immediately on account of early retirement provisions, then, for the purposes of the Plan, such benefits shall be taken into account as though payable immediately on an actuarially equivalent basis, as reasonably determined by the Committee in its sole discretion.

6.      FINAL  AVERAGE  EARNINGS
     Final Average Earnings for purposes of Schedules A and B shall be as defined in the Qualified Plan plus amounts that were not included in Final Average Earnings because such amounts were deferred and the average of the highest five calendar years of Management Incentive Plan (or its successor
Plan) awards (whether paid or deferred) made to him or her while in continuos service. Any deferrals included in Final Average Earnings by reason hereof shall only be used once in calculating such Final Average Earnings.
    Final Average Earnings for purposes of all other Schedule(s) of Benefits shall be as defined above, except that the average of the final five years of Management Incentive Plan awards rather than the average of the highest five years of awards shall be used in the calculation of Final Average Earnings.

7.      OPTIONAL  FORMS
     If any pension benefit is payable to an Eligible Employee from a Pension Plan, and an optional form is elected under that Pension Plan, then a similar election will be deemed made under the Plan. If two or more such pensions are payable from such other Pension Plans, then the option selected for the Pension Plan generating the largest monthly pension payment (including the beneficiary designation in connection with such option and benefits, if applicable) shall prevail for the purposes of the Plan. Notwithstanding the forgoing, no lump sum distribution shall occur or be permitted hereunder.

8.      LISTING  OF  ELIGIBLE  EMPLOYEES
     A listing of Eligible Employees shall be maintained in the form of the Exhibits to the Plan. Exhibit A shall contain those covered under Schedule A and so on for B and any additional Schedules. If an employee is incorrectly included or excluded from an Exhibit, actual entitlement to participation and benefits under the Plan shall be reasonably determined by The Dial Corporation Retirement Committee ("Committee") in its sole discretion.

9.      SURVIVOR'S  BENEFIT
     If while covered by this program, for purposes other than a terminated vested benefit, an Eligible Employee dies and if on the date of his or her death such Eligible Employee is :
     a)    Covered  under  Schedule  A  and  has  10 or more years of service;
     b)    Covered  under  Schedule B and has 20 or more years of service ; or
     c)    55  years  of  age  or  older:

Then his or her Eligible Spouse, as defined in the Qualified Plan, shall be entitled to a survivor's benefit. This survivor's benefit shall be calculated by assuming that the Eligible Employee (i) was 55 years of age (or his or her actual age if older) on the date of death; (ii) retired under the Qualified Plan and this Plan on the first day of the month following his or her death; and (iii) elected a Single Life Annuity. The Eligible Spouse will be entitled to receive 1/2 of the aggregate amount that would have been payable to the participant under the Pension Plan(s) and this Plan, based on these assumptions, reduced as provided in the next paragraph and further reduced by 1/6 of 1% for each month the Eligible Spouse is more than 60 months younger than the Eligible Employee.

The survivor's benefit under this paragraph 9 shall be reduced by any spousal survivor's benefit payable from any Pension Plan (other than a Section 401(k) plan) sponsored by the Company when such benefit becomes payable, as reasonably determined by the Committee in its sole discretion.

10.    VESTING
         In addition to all the terms and conditions of the Plan, no Eligible Employee or beneficiary shall be entitled to a benefit under the Plan unless such Eligible Employee has actually attained fully vested status in the Qualified Plan or any other pension plan which is which is mentioned in any Schedule of Benefits covering the Eligible Employee, as reasonably determined by the Committee in its sole discretion. Notwithstanding any other provision hereof, any Eligible Employee hereunder who has accumulated five years of service with the Company and its Subsidiaries taken as a whole, ignoring breaks in service, shall be fully vested and entitled to benefits hereunder.

11.    ADMINISTRATION
        The Board of Directors of The Dial Corporation may terminate the Plan or any Schedule of Benefits at any time. Any amounts vested under the Plan prior to any such termination shall continue to be subject to the terms, conditions, and elections in effect under the Plan when the Plan is terminated. The Plan may be amended at any time or from time to time by the Board of Directors of the Company. The Company shall have full power and authority to interpret and administer the Plan, to promulgate rules of Plan administration, to adopt a claims procedure, to conclusively settle any disputes as to rights or benefits arising from the Plan, and to make such decisions or take such actions as the Company, in its sole discretion, reasonably deems necessary or advisable to aid in the proper administration and maintenance of the Plan.

12.      MISCELLANEOUS
      The Plan, and any determination made by the Committee or the Company in connection therewith, shall be binding upon each Eligible Employee, his or her beneficiary or beneficiaries, heirs, executors, administrators, successors, and assigns. Notwithstanding the foregoing sentence, no benefit under the Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated or otherwise disposed of, and any attempt to do so
shall  be  void.    No  such  benefit
payment shall be, prior to actual receipt thereof by the Eligible Employee, or his or her beneficiary or beneficiaries, as the case may be, in any manner subject to the debts, contracts, liabilities or engagements of such Eligible Employee or beneficiary(ies). The Plan shall not constitute, nor be deemed to constitute, a contract of employment between the Company, or any of its Subsidiaries, and any Eligible Employee, nor shall any provision hereof restrict the right of the Company or any of its Subsidiaries to discharge any Eligible Employee from his or her employment, with or without cause.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representative on this _______ day of _________, 1996

                                   THE  DIAL  CORPORATION


By:_____________________


Its:  ____________________

                                                   SCHEDULE    A



The benefits payable under this Schedule of Benefits are in lieu of, not in addition to, any other benefit provided for in this Plan, it being the intent of the Company that (i) benefits shall be payable under this Schedule of Benefits only if it generates the largest monthly benefits when compared to other benefits to which the Eligible Employee is otherwise entitled under the Plan, and (ii) benefits payable under this Schedule of Benefits shall be the only benefits payable to an Eligible Employee under the Plan. The provisions of this Schedule A shall not be construed to modify or limit the provisions of any other Schedule of Benefits to the extent such other Schedule of Benefits deems certain facts to be true for the purposes of the Plan.

Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Board of Directors for inclusion under this Schedule of Benefits., The amount used to determine the monthly benefit payable to an Eligible Employee under paragraph 5 of the Plan is as follows:

    A monthly Pension calculated as though the selected person was a member of The Dial Corporation Retirement Income Plan and based on the rules of that Plan applicable at the time of his or her retirement, except that the following Table of retirement benefits expressed as a percentage of Final Average Earnings shall be used. For purposes of this Schedule of Benefits, Final Average Earnings shall be as defined in paragraph 6 of the Plan.

Years of   % of     % of    Years of   % of   % of
Service    FAE   Soc. Sec.  Service    FAE  Soc. Sec.



1          3        2.5       11        33     27.5
2          6        5.0       12        36     30.0
3          9        7.5       13        39     32.5
4         12       10.0       14        42     35.0
5         15       12.5       15        45     37.5
6         18       15.0       16        48     40.0
7         21       17.5       17        51     42.5
8         24       20.0       18        54     45.0
9         27       22.5       19        57     47.5
10        30       25.0       20        60     50.0
        ----


Notwithstanding the foregoing, as the term Final Average Earnings in The Dial Corporation Retirement Income Plan includes awards under the Management Incentive Plan, such awards shall be counted only once for purposes of this Schedule of Benefits, but on the basis generating the largest Final Average Earnings.

The benefit derived from this Table of Benefits shall be payable on the later of the first day of the month following termination of employment or the first day of the month following the month in which the participant attains age 55. The benefit shall not be subject to any reduction resulting from the Eligible Employee's election to retire prior to his or her normal retirement date. If the Eligible Employee is married on the date of his or her retirement, the benefit shall be paid in the form of a 50% Joint Survivorship Annuity and shall not be reduced to reflect such form of payment.

If the Eligible Employee elects any other optional form of payment under The Dial Corporation Retirement Income Plan then the reduction in such optional form of benefit shall be based on the unreduced, 50% Joint Survivorship Annuity benefit.

Eligible Employees under this Schedule are listed on Exhibit A to this Plan.

                                SCHEDULE B


Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Chief Executive Officer of the Company. The amount used to determine the monthly benefit payable to an Eligible Employee under paragraph 5 of the plan is as follows:

A monthly pension based on the rules of the Qualified Plan for the Eligible Employee applicable at the time of his or her retirement. For the purposes of this Schedule of Benefits, Final Average Earnings shall be as defined in paragraph 6 of the Plan. The Benefit shall not be subject to any reduction if the Eligible Employee retires coincident with or following his or her 60th birthday; and shall be subject to a reduction of .25% for each month his or her retirement precedes his or her 60th birthday. In no event, however, may an Eligible Employee retire prior to his or her 55th birthday. If the Eligible Employee is married on the date of his or her retirement, the benefit shall be paid in the form of a 50% Joint Survivorship Annuity and shall not be reduced to reflect such form of payment.

If the Eligible Employee elects any other optional form of payment under the Qualified Plan the reduction in such optional form of benefit shall be based on unreduced 50% Joint Survivorship Annuity benefit.

Eligible  Employees under this Schedule B are listed on Exhibit B to the Plan.

                                  SCHEDULE C

Employees who participate in the Qualified Plan automatically become Eligible Employees under this Schedule C if their benefits under the Qualified Plan are limited by Internal Revenue Code 401(a)(17) or 415. The Company shall administratively identify Eligible Employees under this Schedule C, based on the effect of such Internal Revenue Code provisions on the Qualified Plan benefits, and shall list them on Exhibit C. Notwithstanding, any other provision in this Plan Exhibit C shall not require separate approval of the Board of Directors or the Chief Executive Officer.

Coverage of an Eligible Employee under this Schedule C neither requires nor precludes the Eligible Employee's coverage under another Schedule of Benefits.
 However, coverage under this Schedule C also does not provide duplications of benefits for an Eligible Employee who, in addition to being covered under this Schedule C, is covered under another Schedule of Benefits. The Company may determine and communicate an Eligible Employee's aggregate benefit under this Plan by considering this Schedule C together with any other Schedule of
Benefits that happens to cover the Eligible Employee. Subject to the foregoing, the amount of benefit attributable to this Schedule C and payable to an Eligible Employee pursuant to paragraph 5 of the Plan shall be determined as:

A monthly pension based on the benefit schedule(s) and rules of the Qualified Plan applicable to the Eligible Employee at the time of his or her retirement.
 For purposes of this Schedule of Benefits, Final Average Earnings shall be as defined in the Qualified Plan (subject to any modifications under paragraph 6 of this Plan, if applicable) with respect to the Eligible Employee, and shall be determined without regard to the annual limit of $150,000(as adjusted) that applied under the Qualified Plan pursuant to Internal Revenue Code 401(a)(17). In addition, the pension computed in this manner shall not be reduced on account of the Internal Revenue Code 415 limitations that apply under the Qualified Plan.